Exhibit 15.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the inclusion of the statements of reserves contained in our report dated July 1, 2007 and references to us, including under the heading "Statements by Experts" appearing in the Annual Report on Form 20-F of Samson Oil & Gas Limited as filed with the Securities and Exchange Commission.

MHA Petroleum Consultants, Inc

By:	/s/ Leslie S. O'Connor
Name:	Leslie S. O'Connor
Title:	President

Denver, Colorado
December 18, 2008